As filed with the Securities and Exchange Commission on September 17, 2020

Registration No. 333-[•]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM S-8

____________________

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

____________________

PACTIV EVERGREEN INC.

(Exact name of registrant as specified in its charter)

Delaware		98-1538656
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
1900 W. Field Court Lake Forest, Illinois 60045 Telephone: (800) 879-5067 Facsimile: (847) 482-7742
(Address of Principal Executive Offices, Including Zip Code)
____________________
Reynolds Services Inc. Nonqualified Deferred Compensation Plan Evergreen Packaging Group Nonqualified Deferred Compensation Plan (Full title of the plan)

Steven Karl General Counsel 1900 W. Field Court Lake Forest, Illinois 60045 Telephone: (800) 879-5067 Facsimile: (847) 482-7742
(Name, address and telephone number, including area code, of agent for service)

____________________

With a copy to:
Michael Kaplan Byron B. Rooney Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for ☐

complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Obligation (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Deferred Compensation Obligations under the Reynolds Services Inc. Nonqualified Deferred Compensation Plan	$20,000,000	100%	$20,000,000	$2,596
Deferred Compensation Obligations under the Evergreen Packaging Group Nonqualified Deferred Compensation Plan	$6,000,000	100%	$6,000,000	$778.80
Total	$26,000,000	100%	$26,000,000	$3,374.80
(1)	The deferred compensation obligations (the “Deferred Compensation Obligations”) to which this Registration Statement on Form S-8 (this “Registration Statement”) relates arise under the Reynolds Services Inc. Nonqualified Deferred Compensation Plan and the Evergreen Packaging Group Nonqualified Deferred Compensation Plan, each as amended and restated (the “Deferred Compensation Plans”), and are unsecured general obligations of Pactiv Evergreen Inc. (the “Registrant”) to pay up to $20,000,000 and $6,000,000, respectively, of deferred compensation from time to time in the future pursuant to compensation deferral elections made by participants in the Deferred Compensation Plans in accordance with the terms of the Deferred Compensation Plans.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”).

(3)	Rounded up to the nearest penny.

PART I

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a)   The Registrant’s prospectus, dated September 16, 2020, to be filed with the SEC pursuant to Rule 424(b) under the Securities Act, in connection with the Company’s Registration Statement on Form S-1 (Registration No. 333-248250), as originally filed by the Company on August 24, 2020, and subsequently amended;

(b)   All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s Registration Statement on Form S-1 referred to in clause (a) above; and

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The following description of the Deferred Compensation Obligations under the Deferred Compensation Plans is qualified by reference to the Deferred Compensation Plans, which are included as exhibits to this Registration Statement. Capitalized terms used in this Item 4 and not otherwise defined in this Registration Statement shall have the respective meanings attributed to such terms in the Deferred Compensation Plans. For purposes of this Item 4, the term “Sponsor” shall mean Reynolds Services, Inc. when referring to the Reynolds Services Inc. Nonqualified Deferred Compensation Plan and Evergreen Packaging Group when referring to the Evergreen Packaging Group Nonqualified Deferred Compensation Plan. For purposes of this Item 4, the term “Company” shall mean the applicable Sponsor and any affiliate of the Sponsor as is admitted as an adopting Company under the Plan by consent of the Administrator and its board of directors (or appropriate committee thereof), or any successors. Both Reynolds Services, Inc. and Evergreen Packaging Group are subsidiaries of the Registrant.

The Deferred Compensation Obligations incurred by each Sponsor under the applicable Deferred Compensation Plan will be unsecured general obligations of such Sponsor to pay the compensation deferred in accordance with the terms of the Deferred Compensation Plans and will rank equally with other unsecured and unsubordinated indebtedness of such Sponsor.

Under the Deferred Compensation Plans, the applicable Sponsor will provide Eligible Employees with the opportunity to elect to defer a portion of his or her Compensation. All amounts credited to Participant’s Plan Accounts will be deemed credited with income, gains and losses. The applicable Deferred Compensation Plans’

assets are entirely invested in mutual funds. Under the Deferred Compensation Plans, the maximum percentage of base pay Compensation a Participant may elect to defer for a given year is fifty (50%) (or such other maximum percentage established by the Administrator) and the maximum percentage of bonus Compensation a Participant may elect to defer for a given year is eighty percent (80%).

For each Participant of the Deferred Compensation Plans, a separate Company Contribution Credit Account in the name of each Participant is established and maintained. Two sub-accounts under a Participant’s Company Contribution Credit Account are also established: (a) the Company Matching Contribution Sub-Account and (b) the Company Profit-Sharing Contribution Sub-Account. A Participant shall be one hundred percent (100%) vested in amounts credited to his or her Company Matching Contribution Sub-Account and to his or her Company Profit-Sharing Contribution Sub-Account.

Amounts from the Participant’s Account will be contributed by the Company to a Trust. The value of the Participant’s Account will be equal to the value of the deemed investments maintained under the Trust on behalf of the Participant. Except as otherwise provided in the case of a Change in Control Event, each Participant is permitted to specify by election the method of distribution of any amount credited to his or her Account.

The Deferred Compensation Plans provide that the applicable Sponsor reserves the right to terminate and liquidate the Plan with respect to all participating Employees, in its discretion and by action of the Board, within the thirty (30) days preceding or the twelve months following a Change in Control Event. A Participant may elect to receive a lump sum payment of the Participant’s as-yet undistributed vested Account as of a Change in Control Event.

Each Participant will be a general unsecured creditor of the Company with respect to all of the Company’s Deferred Compensation Obligations to the Participant under the Deferred Compensation Plans, and will not have a secured or preferred position with respect to his or her Account. No amount payable to a Participant or a Beneficiary under the Plan will, except as otherwise specifically provided by law, be subject in any manner to anticipation, alienation, attachment, garnishment, sale, transfer, assignment (either at law or in equity), levy, execution, pledge, encumbrance, charge or any other legal or equitable process, and any attempt to do so will be void; nor will any benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled thereto.

The Sponsor, by action of the Board or the Committee, without the consent of the Participants, may amend or modify the applicable Deferred Compensation Plan at any time; provided that no such amendment shall deprive a Participant or a Beneficiary of a benefit amount accrued under such plan prior to the date of the amendment. The Sponsor, by action of the Board, reserves the right to terminate the Deferred Compensation Plans and/or the obligation to make further credits to Plan Accounts.

The Deferred Compensation Plans are intended to comply with the requirements of section 409A of the Code.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s bylaws provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the DGCL. The Registrant has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s certificate of incorporation and bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the Registrant for which indemnification is sought.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation provides for such limitation of liability.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number
4.1	Amended and Restated Certificate of Incorporation of Pactiv Evergreen Inc. (incorporated herein by reference to Exhibit 3.1 to Pactiv Evergreen Inc.’s Form S-1, filed on August 24, 2020 (Registration No. 333-248250))
4.2	By-Laws of Pactiv Evergreen Inc. (incorporated herein by reference to Exhibit 3.2 to Pactiv Evergreen Inc.’s Form S-1, filed on August 24, 2020 (Registration No. 333-248250))
5.1	Opinion of Davis Polk & Wardwell LLP (re: validity of Deferred Compensation Obligations) (filed herewith)
5.2	Opinion of Davis Polk & Wardwell LLP (re: ERISA compliance) (filed herewith)
23.1	Consent of PricewaterhouseCoopers LLP (filed herewith)
23.2	Consent of Davis Polk & Wardwell LLP (included in Exhibits 5.1 and 5.2)
24.1	Power of Attorney (included in signature page hereof)
99.1	Reynolds Services Inc. Nonqualified Deferred Compensation Plan (incorporated herein by reference to Exhibit 10.33 to Pactiv Evergreen Inc.’s Amendment No. 1 to Form S-1, filed on September 8, 2020 (Registration No. 333-248250))
99.2	Evergreen Packaging Group Nonqualified Deferred Compensation Plan (incorporated herein by reference to Exhibit 10.34 to Pactiv Evergreen Inc.’s Amendment No. 1 to Form S-1, filed on September 8, 2020 (Registration No. 333-248250))

Item 9. Undertakings.

(a)   The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this registration statement; and

(iii)     To include any material information with respect to the Plan not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lake Forest, Illinois on the 17th day of September, 2020.

PACTIV EVERGREEN INC.

By:	/s/ John McGrath
	Name:	John McGrath
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John McGrath, Michael Ragen and Steven Karl, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John McGrath	Chief Executive Officer and Director (principal executive officer)	September 17, 2020
John McGrath

/s/ Michael Ragen	Chief Operating Officer and Chief Financial Officer (principal financial officer and	September 17, 2020
Michael Ragen	principal accounting officer)

/s/ Allen Hugli
Allen Hugli	Director	September 17, 2020

/s/ LeighAnne Baker
LeighAnne Baker	Director	September 17, 2020

/s/ Michael King
Michael King	Director	September 17, 2020

/s/ Rolf Stangl
Rolf Stangl	Director	September 17, 2020

/s/ Felicia Thornton
Felicia Thornton	Director	September 17, 2020

/s/ Jonathan Rich
Jonathan Rich	Director	September 17, 2020